ALLEGION REPORTS FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

•	Fourth quarter 2013 revenue of $550.6 million, up 0.8% compared to 2012 (up 4.5% on an adjusted basis*)

•	Fourth quarter 2013 earnings per share (EPS) from continuing operations of $0.10 ($0.58 on an adjusted basis*) compared to $0.62 in the prior year

•	Full year 2013 revenue of $2.1 billion, increased 2.3% compared to prior year (up 3.7% on an adjusted basis*)

•	Full year 2013 EPS from continuing operations of $0.33 ($2.13 on an adjusted basis*) compared to $2.32 in the prior year ($2.38 on an adjusted basis*)

•	Full year 2013 available cash flow of $203.7 million

DUBLIN, February 19, 2014 - Allegion plc (NYSE: ALLE), a leading global provider of security products and solutions, today reported fourth quarter 2013 net revenues of $550.6 million, up 0.8% compared to the prior year, and EPS from continuing operations of $0.10 per share.

Excluding the impact of one-time separation costs and other special items, adjusted net revenues increased 4.5% and adjusted EPS from continuing operations were $0.58 per share. For the fourth quarter of 2013, operating margin was 16.3% (17.4% on an adjusted basis). Operating margin in the fourth quarter of 2012 was 18.2% (18.9% on an adjusted basis). The decrease in adjusted operating margin from the fourth quarter of 2012 was primarily due to increased investments associated with new product development and channel and business mix.

Allegion's commercial and residential security businesses were spun off from Ingersoll-Rand plc on December 1, 2013. Allegion achieved solid operating performance in 2013, despite significant organizational change during the year, and is well-positioned for growth in 2014. U.S. institutional construction is expected to continue its recovery and continued improvement in residential market construction and strong performance in multi-family sector are anticipated. Since the completion of the spin-off, Allegion has begun to implement its growth initiatives by pursuing strategic expansion opportunities, including its recent acquisition of Schlage Lock de Colombia and fostering organic growth of its market-leading brands.

*Adjustments to GAAP revenue, operating margin, net earnings and EPS from continuing operations include items such as the impact of change in order flow through the Company's consolidated joint venture in Asia, restructuring charges, non-cash goodwill impairment charges, one-time separation costs related to the spin-off from Ingersoll Rand, gain on property sale in China and discrete tax items to better illustrate year over year performance. Please see the disclosure below and the supplemental schedules attached to this earnings release for additional information regarding adjusted revenue, operating margin, EBITDA, net earnings and EPS from continuing operations.

Full Year Results

For the full year 2013, net revenues were $2,093.5 million, an increase of 2.3% compared to the prior year (3.7% on an adjusted basis). Net earnings from continuing operations for the full year 2013 were $31.8 million, or $0.33 per share, compared to $222.3 million, or $2.32 per share, for the prior year. Adjusted net earnings from continuing operations were $205.0 million, or $2.13 per share for the year ended December 31, 2013, compared to adjusted net earnings from continuing operations of $228.0 million, or $2.38 per share for the prior year. Adjusted net earnings and adjusted EPS were lower compared to the prior year primarily due to higher interest expense, a higher effective tax rate, increased investment spending and an unfavorable impact of foreign currency exchange rates.

David D. Petratis, chairman, president and chief executive officer, said, “Allegion's operating performance was solid in a year of large change as we became a stand-alone public company, with adjusted revenue growth of 3.7%, adjusted operating margin of 17.8% and more than $400 million in adjusted EBITDA. We invested in our brands and grew our core business, continued our focus on operational excellence and developed new products in both our existing mechanical and new electronic product categories. We have come out of the spin-off with a good foundation to deliver sustainable value for our shareholders and will continue to realize strategic opportunities that further unlock our potential.”

Additional Items

Interest expense for the fourth quarter of 2013 was $8.4 million higher than the prior period due to $1.3 billion of additional indebtedness incurred as a result of the spin-off from Ingersoll Rand. The Company's effective tax rate for the fourth quarter of 2013 was 89.2%. Excluding one-time items, the adjusted effective tax rate was 33.9%. The comparable effective tax rate for the fourth quarter of 2012 was 37.3%.

Cash Flow and Liquidity

The Company generated cash from operating activities of $223.9 million and available cash flow of $203.7 million for full year 2013, which provides the Company with a solid financial position. The Company ended 2013 with unrestricted cash of $227.4 million and total debt of $1,343.9 million, of which $40.0 million is collateralized by $40.0 million of restricted cash. The Company did not have any borrowings outstanding under its $500 million revolving credit facility at December 31, 2013.

Dividends/Share Repurchase

On February 11, 2014, Allegion's board of directors declared a quarterly dividend of $0.08 per ordinary share and approved a $200 million share repurchase program.

Patrick Shannon, senior vice president and chief financial officer, said, “We generated significant cash flow in 2013 and finished the year with additional liquidity, which will enable us to accelerate our organic growth initiatives and expand our portfolio of products and presence in emerging markets and technologies through our acquisition platform. In addition, we are committed to a balanced and flexible capital allocation program to provide returns to our shareholders through the previously announced quarterly dividend.”

2014 Outlook

For the full year 2014, the Company expects adjusted EPS from continuing operations of $2.25 to $2.40 per share and reported EPS from continuing operations of $1.95 to $2.15. This guidance assumes full-year revenue growth of 0.9% to 1.9%, adjusted revenue growth of 3.5% to 4.5%, and restructuring and spin-off costs of $0.25 to $0.30 per share, net of tax. This guidance includes additional interest expense of $0.27 per share, net of tax, representing the full year impact of the additional indebtedness associated with the spin-off from Ingersoll Rand and assumes an effective tax rate of approximately 31%. The Company's 2014 guidance assumes the current exchange rate for the Venezuelan bolivar and does not take into consideration the impact of a potential currency devaluation in Venezuela. The Company also anticipates to generate available cash flow that approximates net earnings from continuing operations.

“Allegion’s solid operational performance last year positions us well for 2014. We possess a strong portfolio of security brands and products and are building momentum as U.S. institutional construction shows early encouraging signs of recovery. We continue to invest in opportunities to diversify our security solutions business outside the U.S., where we see growth opportunities. In Europe, we have a clear vision for achieving solid profitability and improving operating margins in a continually challenging economic market by reducing barriers that separate us from our customers,” Petratis added.

Conference Call Information

On Thursday, February 20, David D. Petratis, chairman, president and chief executive officer, and Patrick Shannon, senior vice president and chief financial officer, will conduct a conference call for analysts and investors, beginning at 10:30 a.m. E.T., to review the Company's results.

A real-time, listen-only webcast of the conference call will be broadcast live over the Internet. Individuals wishing to listen can access the call through the Company's website at http://investor.allegion.com.

About Allegion

Allegion (NYSE: ALLE) creates peace of mind by pioneering safety and security. As a $2 billion provider of security solutions for homes and businesses, Allegion employs more than 7,800 people and sells products in more than 120 countries across the world. Allegion comprises 23 global brands, including strategic brands CISA®, Interflex®, LCN®, Schlage® and Von Duprin®.

For more, visit http://www.allegion.com.

Non-GAAP Measures

The Company has presented revenue, operating income, operating margin, earnings from continuing operations and diluted earnings per share (EPS) from continuing operations on both a U.S. GAAP basis and on an adjusted basis because the Company's management believes it may assist investors in evaluating the Company's on-going operations as a standalone company. The Company believes these non-GAAP disclosures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. Investors should not consider these non-GAAP measures as alternatives to the related GAAP measures. A reconciliation of the non-GAAP measures used to their most directly comparable GAAP measure is presented as a supplemental schedule to this earnings release.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's 2014 financial performance, the Company's growth strategy, the Company's capital allocation strategy, the Company's Europe, Middle East, India and Africa (EMEIA) strategy and the strength of the markets in which the Company operates. These forward-looking statements are based on the Company's current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Further information on these factors and other risks that may affect the Company's business is included in filings it makes with the Securities and Exchange Commission from time to time, including its Registration Statement on Form 10, as amended. The Company assumes no obligations to update these forward looking statements.

ALLEGION PLC
Consolidated and Combined Income Statements
(in millions, except per share data)

UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net revenues	$550.6	$546.2	$2,093.5	$2,046.6
Cost of goods sold	334.1	326.4	1,233.9	1,220.6
Gross profit	216.5	219.8	859.6	826.0

Selling and administrative expenses	126.6	120.5	486.2	457.4
Goodwill impairment charge	—	—	137.6	—
Operating income	89.9	99.3	235.8	368.6

Interest expense	8.8	0.4	10.2	1.5
Other, net	0.2	0.4	7.1	3.2
Earnings before income taxes	80.9	98.5	218.5	363.9

Provision for income taxes	72.2	36.7	174.2	135.9
Earnings from continuing operations	8.7	61.8	44.3	228.0

Discontinued operations, net of tax	(0.5)	(1.2)	(0.8)	(2.7)

Net earnings	8.2	60.6	43.5	225.3

Less: Net earnings (loss) attributable to noncontrolling
interests	(1.4)	1.8	12.5	5.7

Net earnings attributable to Allegion plc	$9.6	$58.8	$31.0	$219.6

Amounts attributable to Allegion plc shareholders:
Continuing operations	$10.1	$60.0	$31.8	$222.3
Discontinued operations	(0.5)	(1.2)	(0.8)	(2.7)
Net earnings	$9.6	$58.8	$31.0	$219.6

Basic earnings (loss) per ordinary share
attributable to Allegion plc shareholders:
Continuing operations	$0.11	$0.62	$0.33	$2.32
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.03)
Net earnings	$0.10	$0.61	$0.32	$2.29

Diluted earnings (loss) per ordinary share
attributable to Allegion plc shareholders:
Continuing operations	$0.10	$0.62	$0.33	$2.32
Discontinued operations	—	(0.01)	(0.01)	(0.03)
Net earnings	$0.10	$0.61	$0.32	$2.29

Shares outstanding - basic	96.0	96.0	96.0	96.0
Shares outstanding - diluted	96.4	96.0	96.1	96.0

ALLEGION PLC
Condensed Consolidated and Combined Balance Sheets
(in millions)

UNAUDITED

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$227.4	$317.5
Restricted cash	40.2	—
Accounts and notes receivables, net	266.1	288.2
Costs in excess of billings on uncompleted
contracts	158.8	93.7
Inventory	155.8	166.4
Other current assets	74.9	44.1
Total current assets	923.2	909.9
Property, plant and equipment, net	203.0	232.0
Goodwill	504.9	637.9
Intangible assets, net	146.1	150.5
Other noncurrent assets	202.7	53.5
Total assets	$1,979.9	$1,983.8

LIABILITIES AND EQUITY
Accounts payable	$211.3	$227.2
Accrued expenses and other current liabilities	207.3	153.3
Short-term borrowings and current maturities
of long-term debt	71.9	2.2
Total current liabilities	490.5	382.7
Long-term debt	1,272.0	2.8
Other noncurrent liabilities	273.1	232.1
Equity	(55.7)	1,366.2
Total liabilities and equity	$1,979.9	$1,983.8

ALLEGION PLC
Condensed Consolidated and Combined Cash Flows
(in millions)

UNAUDITED

	Year Ended December 31,
	2013	2012
Operating Activities
Income from continuing operations	$44.3	$228.0
Goodwill impairment charge	137.6	—
Depreciation and amortization	46.1	43.8
Changes in assets and liabilities and other non-cash items	(3.3)	0.1
Net cash from operating activities of continuing operations	224.7	271.9
Net cash used in operating activities of discontinued operations	(0.8)	(2.7)
Net cash from operating activities	223.9	269.2

Investing Activities
Capital expenditures	(20.2)	(19.6)
Restricted cash	(40.2)	—
Proceeds from sale of property, plant and equipment	41.7	2.1
Net cash used in investing activities	(18.7)	(17.5)

Financing Activities
Net debt proceeds (repayments)	1,338.9	(1.1)
Net transfers to Ingersoll-Rand	(1,598.3)	(311.6)
Other financing activities, net	(33.0)	(5.2)
Net cash used in financing activities	(292.4)	(317.9)

Effect of exchange rate changes on cash and cash equivalents	(2.9)	6.9
Net decrease in cash and cash equivalents	(90.1)	(59.3)
Cash and cash equivalents - beginning of period	317.5	376.8
Cash and cash equivalents - end of period	$227.4	$317.5

SUPPLEMENTAL SCHEDULES

ALLEGION PLC	SCHEDULE 1

SELECTED OPERATING SEGMENT INFORMATION
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net revenues
Americas	$360.6	$364.7	$1,514.7	$1,471.8
EMEIA	122.3	116.6	425.3	428.3
Asia Pacific	67.7	64.9	153.5	146.5
Total net revenues	$550.6	$546.2	$2,093.5	$2,046.6

Operating income (loss)
Americas	$87.1	$94.5	$390.0	$377.2
EMEIA	10.1	8.3	(140.7)	8.2
Asia Pacific	6.6	8.8	25.4	11.4
Corporate unallocated	(13.9)	(12.3)	(38.9)	(28.2)
Total operating income	$89.9	$99.3	$235.8	$368.6

ALLEGION PLC	SCHEDULE 2

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS FROM CONTINUING OPERATIONS

(in millions, except per share data)

The Company has presented revenue, operating income, operating margin, earnings from continuing operations and diluted earnings per share (EPS) from continuing operations on both a U.S. GAAP basis and on an adjusted basis because the Company's management believes it may assist investors in evaluating the Company's on-going operations as a standalone public company. Adjustments to revenue, operating income, operating margin and earnings and diluted EPS from continuing operations include items that are considered to be unusual or infrequent in nature such as restructuring charges, non-cash goodwill impairment charges, one-time separation costs related to the spin-off from Ingersoll Rand, gain on property sale in China and certain discrete tax expenses and benefits.

The Company considers these items unrelated to its core, on-going operating performance, and believes the use of these non-GAAP measures allows comparison of operating results that are consistent over time. The Company believes these non-GAAP disclosures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. Management uses these non-GAAP measures internally to evaluate the performance of the business. Investors should not consider these non-GAAP measures as alternatives to the related GAAP measures.

	Three months ended December 31, 2013				Three months ended December 31, 2012
	Reported	Spin-off related and other charges		Adjusted (non-GAAP)	Reported	Spin-off related and other charges		Adjusted (non-GAAP)
Net revenues	$550.6	$—		$550.6	$546.2	$(19.5)	(4)	$526.7

Operating income	89.9	6.1	(1)	96.0	99.3	—		99.3
Operating margin	16.3%			17.4%	18.2%			18.9%

Earnings before income taxes	80.9	6.1		87.0	98.5	—		98.5
Provision for income taxes	72.2	(42.7)	(2)	29.5	36.7	—		36.7
Earnings from continuing operations	8.7	48.8		57.5	61.8	—		61.8

Non-controlling interest	(1.4)	2.6	(3)	1.2	1.8	—		1.8

Net earnings from continuing operations
attributable to Allegion plc	$10.1	$46.2		$56.3	$60.0	$—		$60.0

Diluted earnings per ordinary share
attributable to Allegion plc
shareholders:	$0.10	$0.48		$0.58	$0.62	$—		$0.62

(1)	Adjustments to operating income for the three months ended December 31, 2013 consist of $6.1 million of costs incurred as part of the spin-off from Ingersoll Rand and restructuring charges.

(2)
Adjustments to the provision for income taxes for the three months ended December 31, 2013 consist of $2.1 million of tax expense related to the items excluded from operating income discussed above and a benefit of $44.8 million of discrete tax adjustments consisting of $31.5 million of expense related to valuation allowances on deferred tax assets that are no longer expected to be utilized and $13.3 million of net tax expense resulting primarily from transactions occurring to effect the spin-off from Ingersoll Rand.

(3)
Adjustments to non-controlling interest for the three months ended December 31, 2013 consist of the portion of adjustments described in (1) and (2) above that are not attributable to Allegion plc shareholders.

(4)
Adjustment to net revenue for the three months ended December 31, 2012 reflects the impact of a change in order flow through the Company's consolidated joint venture in Asia resulting from a revised joint venture operating agreement signed in late 2013. Previously, the joint venture acted as a pass-through to the end customer. Going forward, products are shipped direct to the end customer with the joint venture receiving a royalty in an amount that approximates the lost margin. The consolidated joint venture will no longer recognize the revenue and cost of goods sold on these products. The change is not expected to have a material impact on operating income or on cash flows in future periods.

	Year ended December 31, 2013				Year ended December 31, 2012
	Reported	Spin-off related and other charges		Adjusted (non-GAAP)	Reported	Spin-off related and other charges		Adjusted (non-GAAP)
Net revenues	$2,093.5	$(52.0)	(1)	$2,041.5	$2,046.6	$(78.0)	(1)	$1,968.6

Operating income	235.8	127.8	(2)	363.6	368.6	8.2	(2)	376.8
Operating margin	11.3%			17.8%	18.0%			19.1%

Earnings before income taxes	218.5	127.8		346.3	363.9	8.2		372.1
Provision for income taxes	174.2	(40.1)	(3)	134.1	135.9	2.5	(3)	138.4
Earnings from continuing operations	44.3	167.9		212.2	228.0	5.7		233.7

Non-controlling interest	12.5	(5.3)	(4)	7.2	5.7	—	(4)	5.7

Net earnings from continuing operations
attributable to Allegion plc	$31.8	$173.2		$205.0	$222.3	$5.7		$228.0

Diluted earnings per ordinary share
attributable to Allegion plc
shareholders:	$0.33	$1.80		$2.13	$2.32	$0.06		$2.38

(1)
Adjustments to net revenues for the year ended December 31, 2013 and 2012 reflect the impact of a change in order flow through the Company's consolidated joint venture in Asia resulting from a revised joint venture operating agreement signed in late 2013. Previously, the consolidated joint venture acted as a pass-through to the end customer. Going forward, products are shipped direct to the end customer with the joint venture receiving a royalty in an amount that approximates the lost margin. The consolidated joint venture will no longer recognize the revenue and cost of goods sold on these products. The change is not expected to have a material impact on operating income or on cash flows in future periods.

(2)
Adjustments to operating income for the year ended December 31, 2013 consist of $5.9 million of costs incurred as part of the spin-off from Ingersoll Rand, $5.8 million of restructuring charges, a $137.6 million goodwill impairment charge and a $21.5 million gain on a property sale in China. Adjustments to operating income for the year ended December 31, 2012 include $8.2 million of restructuring charges and other expenses.

(3)
Adjustments to the provision for income taxes for the year ended December 31, 2013 consist of $4.7 million of tax expense related to the items excluded from operating income discussed above and a benefit of $44.8 million of discrete adjustments consisting of $31.5 million of expense related to valuation allowances on deferred tax assets that are no longer expected to be utilized and $13.3 million of net tax expense resulting primarily from transactions occurring to effect the spin-off from Ingersoll Rand. Adjustments to the provision for income taxes for the year ended December 31, 2012 consist of $2.5 million of tax expense related to the items excluded from operating income discussed above.

(4)
Adjustments to non-controlling interest for the year ended December 31, 2013 consist of the portion of adjustments described in (2) and (3) above that are not attributable to Allegion plc shareholders.

ALLEGION PLC	SCHEDULE 3

RECONCILIATION OF GAAP TO NON-GAAP REVENUE AND OPERATING INCOME BY REGION

(in millions)

	Three Months Ended December 31, 2013		Three Months Ended December 31, 2012
	As Reported	Margin	As Reported	Margin
Americas
Net revenues	$360.6		$364.7
Impact of Asia JV order
flow change	—		(19.5)
Adjusted net revenues	$360.6		$345.2

Operating income (GAAP)	$87.1	24.2%	$94.5	27.4%
Restructuring charges	—	—%	—	—%
Adjusted operating income	87.1	24.2%	94.5	27.4%
Depreciation and amortization	8.4	2.3%	6.4	1.9%
Adjusted EBITDA	$95.5	26.5%	$100.9	29.3%

EMEIA
Net revenues	$122.3		$116.6

Operating income (GAAP)	$10.1	8.3%	$8.3	7.1%
Restructuring charges	0.2	0.1%	—	—%
Spin-off related and other
charges	2.4	2.0%	—	—%
Adjusted operating income	$12.7	10.4%	$8.3	7.1%
Depreciation and amortization	4.7	3.8%	4.4	3.8%
Adjusted EBITDA	$17.4	14.2%	$12.7	10.9%

Asia Pacific
Net revenues	$67.7		$64.9

Operating income (GAAP)	$6.6	9.7%	$8.8	13.6%
Spin-off related charges	0.1	0.2%	—	—%
Adjusted operating income	6.7	9.9%	8.8	13.6%
Depreciation and amortization	0.2	0.3%	0.6	0.9%
Adjusted EBITDA	$6.9	10.2%	$9.4	14.5%

Corporate
Operating income (GAAP)	$(13.9)		$(12.3)
Spin-off related charges	3.4		—
Adjusted operating income	(10.5)		(12.3)
Depreciation and amortization	0.5		—
Adjusted EBITDA	$(10.0)		$(12.3)

Total
Adjusted operating income	$96.0	17.4%	$99.3	18.9%
Depreciation and amortization	13.8	2.5%	11.4	2.1%
Adjusted EBITDA	$109.8	19.9%	$110.7	21.0%

	Year Ended December 31, 2013		Year Ended December 31, 2012
	As Reported	Margin	As Reported	Margin
Americas
Net revenues	$1,514.7		$1,471.8
Impact of Asia JV order
flow change	(52.0)		(78.0)
Adjusted net revenues	$1,462.7		$1,393.8

Operating income (GAAP)	$390.0	26.7%	$377.2	27.1%
Restructuring charges	0.1	—%	1.6	0.1%
Adjusted operating income	390.1	26.7%	378.8	27.2%
Depreciation and amortization	26.5	1.8%	23.3	1.7%
Adjusted EBITDA	$416.6	28.5%	$402.1	28.9%

EMEIA
Net revenues	$425.3		$428.3

Operating income (GAAP)	$(140.7)	(33.1)%	$8.2	1.9%
Restructuring charges	5.7	1.3%	5.8	1.4%
Spin-off related and other
charges	2.4	0.6%	0.8	0.2%
Goodwill impairment charge	137.6	32.4%	—	—%
Adjusted operating income	$5.0	1.2%	$14.8	3.5%
Depreciation and amortization	18.2	4.3%	18.3	4.3%
Adjusted EBITDA	$23.2	5.5%	$33.1	7.8%

Asia Pacific
Net revenues	$153.5		$146.5

Operating income (GAAP)	$25.4	16.5%	$11.4	7.8%
Spin-off related charges	0.1	0.1%	—	—%
Gain on property sale	(21.5)	(14.0)%	—	—%
Adjusted operating income	4.0	2.6%	11.4	7.8%
Depreciation and amortization	0.9	0.6%	2.2	1.5%
Adjusted EBITDA	$4.9	3.2%	$13.6	9.3%

Corporate
Operating income (GAAP)	$(38.9)		(28.2)
Spin-off related charges	3.4		—
Adjusted operating income	(35.5)		(28.2)
Depreciation and amortization	0.5		—
Adjusted EBITDA	$(35.0)		$(28.2)

Total
Adjusted operating income	$363.6	17.8%	$376.8	19.1%
Depreciation and amortization	46.1	2.3%	43.8	2.2%
Adjusted EBITDA	$409.7	20.1%	$420.6	21.3%

ALLEGION PLC	SCHEDULE 4

RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO AVAILABLE CASH FLOW AND NET INCOME TO ADJUSTED EBITDA

(in millions)

	Year Ended December 31,
	2013	2012
Net cash provided by operating activities	$223.9	$269.2
Capital expenditures	(20.2)	(19.6)
Available cash flow	$203.7	$249.6

	Year Ended December 31,
	2013	2012
Net earnings	$43.5	$225.3
Provision for income taxes	174.2	135.9
Interest expense	10.2	1.5
Depreciation and amortization	46.1	43.8
EBITDA	274.0	406.5

Discontinued operations	0.8	2.7
Other, net	7.1	3.2
Goodwill impairment charge	137.6	—
Gain on property sale	(21.5)	—
Restructuring charges, spin-off related costs
and other expenses	11.7	8.2
Adjusted EBITDA	$409.7	$420.6